UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2012

ANTHERA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34637	20-1852016
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25801 Industrial Boulevard, Suite B, Hayward, California	94545
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 856-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                                             Submission of Matters to a Vote of Security Holders.

The following proposals were submitted to the stockholders at the Special Meeting of Stockholders held on October 1, 2012:

(i) To approve an amendment to Anthera’s Fifth Amended and Restated Certificate of Incorporation, to increase the number of authorized shares of Anthera’s common stock from 95,000,000 shares to 195,000,000 shares (the “Authorized Shares Proposal”); and

(ii) To adjourn the Special Meeting to a later date, if necessary or appropriate in the view of the Board of Directors of the Company, to solicit additional proxies in favor of the Authorized Shares Proposal if there are insufficient proxies at the time of such adjournment to approve the Authorized Shares Proposal.

The proposals are described in detail in the Company’s Proxy Statement filed with the SEC on August 20, 2012.

The number of shares of common stock entitled to vote at the Special Meeting was 79,111,870.  The number of shares of common stock present or represented by valid proxy at the Special Meeting was 68,066,743.  All matters submitted to a vote of the Company’s stockholders at the Special Meeting were approved.

The number of votes cast for and against and the number of abstentions and broker non-votes with respect to each matter voted upon are set forth below:

(a)                                  Authorized Shares Proposal.

Stockholders approved an amendment to Anthera’s Fifth Amended and Restated Certificate of Incorporation, to increase the number of authorized shares of Anthera’s common stock from 95,000,000 shares to 195,000,000 shares.  The results of the voting included 57,195,000 votes for, 10,845,483 votes against, and 26,260 votes abstained.

There were no broker non-votes regarding this proposal.

(b)                                 Adjournment Proposal.

To adjourn the Special Meeting to a later date, if necessary or appropriate in the view of the Board of Directors of the Company, to solicit additional proxies in favor of the Authorized Shares Proposal if there are insufficient proxies at the time of such adjournment to approve the Authorized Shares Proposal.  The results of the voting included 57,080,249 votes for, 10,910,820 votes against, and 75,674 votes abstained.

There were no broker non-votes regarding this proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2012	Anthera Pharmaceuticals, Inc.

	By:	/s/Christopher P. Lowe
Christopher P. Lowe
Chief Financial Officer